EXHIBIT 99.1

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                                  NEWS RELEASE

[MOCON LOGO]

                                                   FOR MORE INFORMATION CONTACT:
FOR IMMEDIATE RELEASE                              DANE ANDERSON, CFO/VP
APRIL 24, 2003                                     763-493-6370
                                                   www.mocon.com
                                                   -------------


                      MOCON ANNOUNCES FIRST QUARTER RESULTS
                      -------------------------------------

MINNEAPOLIS, MN, APRIL 24, 2003 - MOCON, INC. (Nasdaq:MOCO) today reported revenues and earnings for the quarter ending March 31, 2003.

Sales for the first quarter of 2003 were $5,029,000, an increase of 4% compared to $4,829,000 for the first quarter of 2002. Net income was $607,000, an increase of 2% compared with $598,000 in the first quarter of 2002. Net income per share was 11 cents (diluted) in both the first quarters of 2003 and 2002.

"We are pleased to report a modest increase in sales and net income despite the continued slowness in the capital spending segment of the economy," said Robert
L. Demorest, President and CEO. "The increases were primarily the result of increased sales of our permeation products, offset somewhat by decreases in the sales of our gas analyzer products and our sample preparation products. We continue to maintain a strong balance sheet, with cash and current and non-current marketable securities totaling $6,987,000, and no long-term debt. Total cash and marketable securities increased $828,000 during the first quarter of 2003 after stock repurchases pursuant to a previously announced buyback plan totaling $419,000, and payment of a first quarter dividend totaling $328,000. Looking ahead, we remain committed to long-term growth and profitability through continued investment in our existing product lines, and through strategic acquisitions as opportunities arise."

MOCON is a leading supplier of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide. See WWW.MOCON.COM for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the above statements regarding growth and acquisitions, and can otherwise be identified by words such as "will," "may," "expect," "believe," "anticipate," "estimate," "continue," or other similar expressions. There are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company's acquisition strategy and international operations, and other factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.


   MOCON'S SHARES ARE TRADED ON THE NASDAQ STOCK MARKET UNDER THE SYMBOL MOCO.
                 MOCON is a registered trademark of MOCON, Inc.

                                   MOCON, INC.
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME STATEMENT DATA:  (UNAUDITED)
----------------------
                                                QUARTER ENDED MARCH 31,
                                               2003               2002
                                              ------             ------
SALES
   PRODUCTS                                  $ 4,592            $ 4,388
   CONSULTING SERVICES                           437                441
                                             -------            -------
      TOTAL SALES                              5,029              4,829

COST OF SALES
   PRODUCTS                                    2,055              1,962
   CONSULTING SERVICES                           216                271
                                             -------            -------
      TOTAL COST OF SALES                      2,271              2,233
                                             -------            -------

GROSS PROFIT                                   2,758              2,596
                                             -------            -------

RESEARCH AND DEVELOPMENT EXPENSE                 346                299
SELLING AND ADMINISTRATIVE EXPENSE             1,511              1,470
                                             -------            -------
OPERATING INCOME                                 901                827

INVESTMENT INCOME                                 32                 59
                                             -------            -------
INCOME BEFORE INCOME TAXES                       933                886

INCOME TAXES                                     326                288
                                             -------            -------
NET INCOME                                   $   607            $   598
                                             =======            =======

NET INCOME PER COMMON SHARE:
  BASIC                                      $  0.11            $  0.11
  DILUTED                                    $  0.11            $  0.11

WEIGHTED AVERAGE SHARES:
  BASIC                                        5,457              5,479
  DILUTED                                      5,531              5,634

BALANCE SHEET DATA: (UNAUDITED)
-------------------
                                          MARCH 31, 2003    DECEMBER 31, 2002
ASSETS:
CASH AND MARKETABLE SECURITIES                $5,034            $ 5,298
ACCOUNTS RECEIVABLE, NET                       3,071              4,003
INVENTORIES                                    3,762              3,755
OTHER CURRENT ASSETS                             554                589
                                              ------            -------
TOTAL CURRENT ASSETS                          12,421             13,645

MARKETABLE SECURITIES, NONCURRENT              1,953                861
FIXED ASSETS, NET                              1,976              2,088
OTHER ASSETS, NET                              3,116              3,227
                                             -------            -------

TOTAL ASSETS                                 $19,466            $19,821
                                             =======            =======

LIABILITIES AND STOCKHOLDERS' EQUITY:
TOTAL CURRENT LIABILITIES                      2,901              3,115
DEFERRED INCOME TAXES                            320                326
STOCKHOLDERS' EQUITY                          16,245             16,380
                                             -------            -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $19,466            $19,821
                                             =======            =======